Exhibit 99.2

[SUMMIT PROPERTIES LOGO]

SUMMIT PROPERTIES INC.
SAME-PROPERTY OPERATING STATISTICS
(Dollars in thousands)

	Three Months Ended March 31,

	Number of	Property Revenues			Property Operating Expenses
	Apartment
Markets	Homes	2003	2002	% Change	2003	2002	% Change

Orlando, FL	270	$666	$662	0.6%	$294	$264	11.4%
Southeast Florida	1,715	5,624	5,739	-2.0%	2,119	1,980	7.0%
Austin, TX	856	2,046	2,096	-2.4%	925	908	1.9%
San Antonio, TX	250	571	586	-2.6%	252	268	-6.0%
Washington, DC	2,301	7,533	7,838	-3.9%	2,308	2,121	8.8%
Charlotte, NC	1,901	4,517	4,780	-5.5%	1,827	1,759	3.9%
Dallas, TX	1,359	3,046	3,338	-8.7%	1,359	1,339	1.5%
Atlanta, GA	2,285	5,693	6,309	-9.8%	2,263	2,175	4.0%
Raleigh, NC	1,824	3,811	4,247	-10.3%	1,386	1,326	4.5%

Total Same-Property Portfolio	12,761	$33,507	$35,595	-5.9%	$12,733	$12,140	4.9%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Three Months Ended March 31,

	Property Operating Income (1)			Average Occupancy

Markets	2003	2002	% Change	2003	2002	Change

Orlando, FL	$372	$398	-6.5%	96.5%	92.4%	4.1%
Southeast Florida	3,505	3,759	-6.8%	94.6%	94.0%	0.6%
Austin, TX	1,121	1,188	-5.6%	93.0%	89.3%	3.7%
San Antonio, TX	319	318	0.3%	97.7%	91.7%	6.0%
Washington, DC	5,225	5,717	-8.6%	94.4%	93.6%	0.8%
Charlotte, NC	2,690	3,021	-11.0%	94.1%	93.3%	0.8%
Dallas, TX	1,687	1,999	-15.6%	93.6%	94.6%	-1.0%
Atlanta, GA	3,430	4,134	-17.0%	93.1%	93.2%	-0.1%
Raleigh, NC	2,425	2,921	-17.0%	96.4%	94.3%	2.1%

Total Same-Property Portfolio	$20,774	$23,455	-11.4%	94.4%	93.4%	1.0%

(1)	See the reconciliation of net income to property operating income set forth following our Statement of Earnings attached to the related earnings press release.

Exhibit 99.2

COMMUNITIES UNDER CONSTRUCTION

(Dollars in thousands)

Please see the text of this earnings release for a description of certain events that could impact the Company’s projections regarding its development communities.

						Apartment
	Number of			Anticipated		Homes
	Apartment	Budgeted	Costs	Construction	Anticipated	Leased as of
	Homes	Costs	to date	Completion	Stabilization	3/31/2003

Communities in Lease Up
Summit Stockbridge Atlanta, Georgia	304	$23,600	$20,178	Q3 2003	Q2 2004	35.0%

Communities not yet in Lease Up
Summit Silo Creek Washington, DC	284	41,700	20,287	Q2 2004	Q4 2004
Reunion Park II by Summit Raleigh, North Carolina	172	10,800	2,115	Q2 2004	Q3 2004
Summit Las Olas Ft. Lauderdale, Florida	420	73,700	43,635	Q3 2005	Q1 2006

Subtotal, communities not yet in lease up	876	126,200	66,037
Land and Other Construction Costs	—	—	25,665

Total Construction in Progress	1,180	$149,800	$111,880